Exhibit 5.1

Troutman Sanders LLP 600 Peachtree Street NE, Suite 5200 Atlanta, GA 30308-2216 troutman.com

January 18, 2018

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $100,000,000 principal amount of 4.500% Fixed to Floating Rate Subordinated Notes due January 30, 2028 (the Notes”) of United Community Banks, Inc., a Georgia corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, assuming the Notes have been duly authorized, when the Notes have been duly executed and authenticated in accordance with the Indenture relating to the Notes and issued and sold as contemplated in the registration statement on Form S-3 (File No. 333-203548) filed by the Company under the Act, as it became effective under the Act, and including any amendment or supplemental prospectus thereto (the “Registration Statement”), the Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the States of Georgia and New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

/s/ TROUTMAN SANDERS LLP